THIS AGREEMENT made this day of 15th day of June 2003.

BETWEEN:

FACT CORPORATION ("FACT"), a Colorado corporation doing business in the City of Calgary, in the Province of Alberta

OF THE FIRST PART

- and -

TERRA NOSTRA TECHNOLOGY LTD., a Nevada corporation with offices in the City of Montreal, in the Province of Quebec (hereinafter called the "Vendor")

OF THE SECOND PART

- and -

CAPITAL RESERVE CANADA LTD., an Alberta corporation with offices in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

OF THE SECOND PART

WHEREAS the Vendor and FACT had entered into an agreement (the "Agreement") dated August 26, 2002 whereby Vendor purchased from FACT certain leases in consideration of the issuance of 40,000 shares of the Vendor's common stock (the "shares") ;

WHEREAS the Vendor has changed its business objectives and wishes to rescind the Agreement with FACT; return the Montana Leases to FACT (or its assigns) and cancel the aforementioned Shares;

WHEREAS the Vendor holds additional oil and gas assets which it wishes to transfer to FACT (or its assigns) in consideration for FACT agreeing to rescind the Agreement;

WHEREAS FACT wishes to sell to the Purchaser, who is currently the wholly-owned subsidiary of FACT and the Purchase wishes to purchase from FACT, the Montana Leases and the Kejr Leases on the terms and conditions set forth herein:

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:

1.0 INTERPRETATION

1.1 Definitions

In this Agreement, including the recitals and the Schedules, the following terms shall have the respective meanings hereby assigned to them:

(a) "Agreement" means this agreement together with the Schedules attached hereto and made a part hereof.

(b) "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests, each as defined below.

(c) "Closing" means the exchange of Conveyance Documents at the Closing Date, as more particularly described in Clause 3.3, the delivery by the Purchaser to the Vendor of the Purchase Price, as described in Clause 2.3, and the transfer of the Assets by the Vendor to the Purchaser.

(d) "Closing Date" means 10:00 a.m. on June 15, 2003 or such other time and date as may be agreed to by the Parties;

(e) "Conveyance Documents" means the documents described in Paragraphs 3.3(a)(i) and (ii), which provide for the assignment, transfer or other disposition of the Assets to the Purchaser.

(f) "Effective Date" means 8:00 a.m. on the 1st day of June 2003.

(g) "Encumbrance" means any lessor, overriding or other royalty, lien, charge, mortgage, debenture, encumbrance, production payments, profits interest or other adverse claim.

(h) "Lands" means the lands set forth and described in Schedule "A" and the Petroleum Substances within, upon or under those lands, subject to the limitations set forth in Schedule "A".

(i) "Leases" means the leases, licenses, permits and other documents of title set forth and described in Schedule "A", by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution thereof.

(j) "Miscellaneous Interests" means the entire interest of the Vendor in and to all property, assets and rights, other than the Petroleum and Natural Gas Rights and the Tangibles, to the extent such property, assets and rights pertain to the Petroleum and Natural Gas Rights or the Tangibles, or any rights relating thereto, including, without limitation of the generality of the foregoing, the entire interest of the Vendor in:

(i) all contracts, agreements and documents, to the extent that they relate directly to the Petroleum and Natural Gas Rights or the Tangibles, including agreements for the sale, processing or transportation of Petroleum Substances;

(ii) all subsisting rights to enter upon, use and occupy the surface of any of the Lands, of any lands upon which any Tangibles are located or of any lands to be crossed in order to gain access to any of the lands or the Tangibles;

(iii) all well bores and casing located on the Lands which may be used to produce Petroleum Substances from the Lands or otherwise serve the Lands; and

(iv) copies of geological and engineering records, files, reports and data that relate directly to the Petroleum and Natural Gas Rights, any well thereon or the Tangibles, excluding the Vendor's interpretative data.

Unless otherwise agreed in writing by the Parties, however, the Miscellaneous Interests shall not include agreements, documents or data to the extent that: (i) they pertain to the Vendor's proprietary technology or interpretations; (ii) they are owned or licensed by third parties with restrictions on their deliverability or disclosure by the Vendor to any assignee which is not an affiliate of the Vendor.

(k) "Party" means a person, partnership or corporation, which is bound by this Agreement.

(l) "Permitted Encumbrances" means:

(i) any encumbrances, overriding royalties, net profits interests and other burdens identified in Schedule "A";

(ii) the terms and conditions of the Leases, including, without limitation, the requirement to pay any rentals or royalties to the grantor thereof to maintain the Leases in good standing;

(iii) easements, rights of way, servitudes or other similar rights in land, including, without in any way limiting the generality of the foregoing, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

(iv) rights of general application reserved to or vested in any governmental authority to levy taxes on Petroleum Substances produced after the Effective Date or the income or revenue therefrom and governmental restrictions on production rates from wells on the Lands;

(v) agreements for the sale of Petroleum Substances, which are terminable on thirty (30) days' notice or less (without an early termination penalty or other cost) or are identified in Schedule "A";

(vi) the Regulations and any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner;

(vii) undetermined or inchoate liens incurred or created as security in favour of any person with respect to the development or operation of any of the Assets, as regards the Vendor's share of the costs and expenses thereof; which costs and expenses are not due as of the Closing Date.

(viii) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;

(ix) provisions for penalties and forfeitures under agreements as a consequence of nonparticipation in operations, provided that any such penalties or forfeitures which apply to the Assets as a result of the Vendor's failure to participate in a particular operation prior to the Effective Date shall be identified in Schedule "A";

(x) liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the Assets; and

(xi) registered security interests for which discharges or "no interest letters" in form and substance satisfactory to the Purchaser are provided at Closing;

m) "Petroleum and Natural Gas Rights" means the entire interest of the Vendor as specified in Schedule "A" in and to the Lands and, insofar as they pertain to the Lands, the Leases.

n) "Petroleum Substances" means petroleum, natural gas, sulphur and every other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Leases, insofar only as they pertain to the Lands.

o) "Prime Rate" means the annual rate of interest used by Alberta Treasury Branches as a reference rate for determining the rate of interest on Canadian dollar commercial loans and designated by such bank as its prime rate.

p) "Purchase Price" means the amount payable by the Purchaser to the Vendor pursuant to Clause 2.2, as modified by the adjustments provided for herein.

q) "Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets.

r) "Tangibles" means the Vendor's entire interest in and to all tangible depreciable property located in or on the Lands and used, or intended for use, in connection with production, storage, treatment or transportation operations respecting the Lands, including, without limitation, the well equipment, if any, relating to the wells on the Lands;

s) "Title Defect" means:

(i) a defect or deficiency in or affecting, or the absence of satisfactory evidence as to, the good and valid title of the Vendor to all or any of the Assets;

(ii) the existence of any Encumbrance that is not a Permitted Encumbrance or that exceeds in magnitude the description of that particular encumbrance set forth in Schedule "A"; or

(iii) any discrepancy (herein a "Discrepancy") between the description of the Assets and Permitted Encumbrances set forth herein and the Vendor's actual interest or the actual Permitted Encumbrances; other than Permitted Encumbrances, which in the Purchaser's opinion acting reasonably is sufficiently material and adverse that it is not acceptable to the Purchaser;

1.2 Schedules

The following Schedules are attached hereto and made part of this Agreement:

(a) Schedule "A", which includes a description of the Lands, the Leases and Permitted Encumbrances;

(b) Schedule "B", which is a General Conveyance;

(c) Schedules "C-1" and "C-2", which is the form of the certificate to be provided pursuant to Article VIII with respect to the truth of a Party's representations and warranties.

(d) Schedule "D" which is a description of the outstanding AFE's.

1.3 References

The references "hereunder", "herein" and "hereof' refer to the provisions of this Agreement, and references to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs herein refer to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs of this Agreement .Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force.

1.4 Headings

The headings of the Articles, Clauses, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.5 Singular/Plural

Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.6 Use of United States Funds

All references to "dollars" or "$" herein shall refer to lawful currency of the United States.

1.7 Derivatives

Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.8 Interpretation If Closing Does Not Occur

In the event that Closing does not occur, each provision of this Agreement which expressly or implicitly presumes that the Purchaser has acquired the Assets hereunder shall be construed as having been contingent upon Closing having occurred.

1.9 Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a Conveyance Document, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of such Lease or the Regulations shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

2.0 PURCHASE AND SALE

2.1 Agreement Of Purchase and Sale

FACT agrees to the cancellation of the Shares by the Vendor. In consideration of such agreement, Vendor shall transfer title to all of the Assets to the Purchaser at the direction of FACT.

2.2 Allocation Of Purchase Price

The monetary consideration payable by the Purchaser to FACT for the Assets is Ten Thousand US Dollars ($10,000.00 USD), and shall be allocated among the Assets as follows:

(a)	To Petroleum and Natural Gas Rights	100.00%
(b)	To Tangibles	0%
(c)	To Miscellaneous Interests	0%

2.3 Payment of Purchase Price

The Purchase Price shall be in the form of a promissory note from Purchases in favor of FACT, in a form reasonably satisfactory to each of FACT and the Purchaser, and shall be delivered at the Closing (the "Note").

Purchaser shall also remit to the Vendor at Closing the seven percent (7%) goods and services tax applicable to that portion of the Purchase Price allocated to the Tangibles, in accordance with the Excise Tax Act (Canada).

3.0 CLOSING

3.1 Place of Closing

Unless otherwise agreed in writing by the Parties, Closing shall take place at the offices of the Purchaser at Calgary, Alberta on the Closing Date.

3.2 Effective Date of Transfer

The transfer and assignment of the Assets from the Vendor to the Purchaser shall be effective as of the Effective Date, provided Closing occurs. Possession of the Assets, however, shall not pass to the Purchaser until after Closing on the Closing Date.

3.3 Deliveries at Closing

(a) At Closing, the Vendor shall deliver the following to the Purchaser:

(i) a General Conveyance, in the form attached as Schedule "B", which has been executed by the Vendor;

(ii) all specific assignments, registrable transfers, novation agreements, trust agreements and other instruments reasonably requested by the Purchaser at least 3 business days prior to Closing and which are required to convey the Vendor's interest in the Assets to the Purchaser, unless and to the extent that the Purchaser allows the Vendor to deliver such documents to the Purchaser at a later date, provided that such documents shall not be required to be executed by any third parties and shall not require the Vendor to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement;

(iii) one complete copy of the Vendor's records, land, lease, contract correspondence and other files and reports and data pertaining to the Assets, insofar as such delivery is permitted and required hereunder;

(iv) the certificates required by Paragraphs 8.1(d); and

(v) such other documents as may be specifically required hereunder or as may be reasonably requested by the Purchaser upon reasonable notice to the Vendor.

(b) At Closing, the Purchaser shall deliver the following:

(i) to FACT, the Note, any applicable goods and services tax in accordance with Clause 2.3;

(ii) to the Vendor, a General Conveyance, in the form attached as Schedule "B", which has been executed by the Purchaser;

(iii) to FACT and the Vendor, the certificate required by Paragraph 8.2(b);

(iv) to FACT and the Vendor, such other documents as may be specifically required hereunder.

3.4 Costs of Registration

The Purchaser shall bear all costs incurred in registering any conveyances of title to the Assets to it and all costs of preparing and registering any further assurances required to convey the Assets to it. The Purchaser shall register all such conveyances promptly after Closing. Copies of all registered documents shall be provided to the Vendor.

4.0 ADJUSTMENTS

4.1 Benefits And Obligations To Be Apportioned

(a) All benefits and obligations of any kind and nature accruing, payable, paid, received or receivable with respect to the Assets (including, without limitation, maintenance, development, capital and operating costs, advances, payments with respect to the Permitted Encumbrances, proceeds form the sale of production, accounts receivable and incentives accruing pursuant to the Regulations) shall be apportioned, as of the Effective Date, between the Vendor and the Purchaser in accordance with generally accepted accounting principles, subject to the provisions of this Agreement. All costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Date shall be borne by the Vendor, notwithstanding that such costs may be payable in whole or in part after the Effective Date.

(b) Notwithstanding the provisions of Subclause 4.1(a), all rentals and all similar payments required to preserve any of the Leases and all taxes (other than income taxes and taxes based on the volume of the production of Petroleum Substances) levied with respect to the Assets shall be apportioned between the Vendor and the Purchaser on a per diem basis as of the Effective Date, unless and to the extent that such apportionment is waived by the Vendor.

(c) All proceeds from the sale of Petroleum Substances which were produced, but not sold, on or before the Effective Date shall be credited to the Vendor if such proceeds are received by the Purchaser. Such Petroleum Substances shall be deemed to be sold on a "first in first out" basis.

4.2 Adjustments To Accounts

(a) An interim accounting and adjustment shall be conducted for Closing. At least 3 business days prior to the Closing Date, Vendor shall provide to the Purchaser its good faith estimate of all adjustments to be made pursuant to this Article and such adjustments shall be made at Closing. A final accounting and adjustment shall be prepared and submitted by the Vendor to the Purchaser within one hundred and twenty (120) days following the Closing Date. All adjustments shall be settled by payment by the Party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.

(b) During the one hundred and twenty day period following receipt of the final statement of adjustments from the Vendor, the Purchaser may audit the books, records and accounts of the Vendor respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audit may be conducted upon reasonable notice to the Vendor at the Vendor's offices during the Vendor's normal business hours, and shall be conducted at the sole expense of the Purchaser. Any claims of discrepancies disclosed by such audit shall be made in writing to the Vendor within sixty days following the completion of such audit, and the Vendor shall respond in writing to any claims of discrepancies within sixty days of receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within two (2) months of the Vendor's response thereto, such audit exceptions shall be submitted to arbitration by a single arbitrator pursuant to the Arbitration Act (Alberta). The decision of the arbitrator shall be final and binding upon the parties.

(c) No adjustments shall be made more than 24 months after the Closing Date; provided, however, that any adjustments established by an audit under any joint venture or operating agreement relating to the Assets or an audit conducted pursuant to the Regulations or the provisions of the Leases with respect to the payment of royalties shall be made at the time such adjustment is established, with payment being made by the Party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.

5.0 MAINTENANCE OF BUSINESS

5.1 Material Commitments

    Until Closing, the Vendor shall not, without the prior written consent of the Purchaser:

      surrender or abandon any of the Assets;

      (ii) amend any agreement or enter into any new agreement respecting the Assets;

      sell, transfer or otherwise dispose of the Assets, or any of them; or

      grant a security interest or any encumbrance with respect to any of the Assets.

6.0 REPRESENTATIONS AND WARRANTIES OF PARTIES

6.1 Vendor's Representations and Warranties

The Vendor represents and warrants to the Purchaser that:

(a) Standing. The Vendor is a corporation, duly organized, valid and subsisting and incorporated under the laws of the State of Nevada, and is authorized to carry on business in Alberta;

(b) Requisite Authority: The Vendor has the requisite capacity, power and authority (subject to obtaining any third party consents required in order to transfer the Assets) to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

(c) No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i) any term or provision of the charter, by-laws or other governing documents of the Vendor;

(ii) any agreement, instrument, permit or authority to which the Vendor is a party or by which the Vendor is bound (subject to obtaining any third party consents required in order to transfer the Assets); or

(iii) the Regulations or any judicial order, award, judgment or decree applicable to the Vendor or the Assets;

(d) Execution And Enforceabity The Vendor has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Date, the Vendor shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by the Vendor, and this Agreement and all other documents executed and delivered on behalf of the Vendor hereunder shall constitute valid and binding obligations of the Vendor enforceable in accordance with their respective terms and conditions;

(e) No Finders' Fees The Purchaser shall not have any responsibility for any obligation or liability, contingent or otherwise, for brokers' or finders' fees, if any, incurred by the Vendor with respect to the transactions herein;

(f) Lawsuits And Claims: There are no unsatisfied judgments, claims, proceedings, actions, governmental investigations or lawsuits in existence, or, to the best of the information, knowledge and belief of the Vendor, contemplated or threatened against or with respect to the Assets or the interest of the. Vendor therein, and there exists no particular circumstance which the Vendor reasonably believes will give rise to such a claim, proceeding, action, governmental investigation or lawsuit;

(g) No Additional Consent Requirements or Rights of First Refusal: Except as set out in Schedule "A", the disposition of the Assets from the Vendor to the Purchaser does not require the consent of any third party and is not subject to any rights of first refusal or preferential or pre-emptive purchase rights created by, through or under the Vendor, or of which the Vendor is otherwise aware;

(h) Compliance With Leases and Agreements: To the best of the information, knowledge and belief of the Vendor, no act or omission has occurred whereby the Vendor is, or would be, in default under the terms of the Regulations, any Lease or any agreement pertaining to the Assets;

(i) (Intentionally omitted)

(j) No Default Notices: The Vendor has not received any notice of default under the Regulations or the Leases or any notice alleging its default under any agreement pertaining to the Assets, which default has not been rectified as of the date of this Agreement.

(k) No Production Penalties: The Vendor is not in a penalty position with respect to production from any of the Lands as a result of non-participation in any operations with respect thereto;

(l) Offset Drilling Obligations: To the best of the knowledge, information and belief of the Vendor, none of the Lands are subject to any offset or other accrued drilling obligations that have not been satisfied or waived;

(m) Sale Agreements: The Petroleum and Natural Gas Rights are not subject to any gas balancing agreement or, except as identified in Schedule "A", any agreement for the sale of Petroleum Substances therefrom which the Purchaser is required to assume hereunder that requires either the sale of more than thirty (30) days of production (without an early termination penalty or other cost) or the delivery of Petroleum Substances to the purchaser thereof without receiving in due course (and being entitled to retain) full payment at current market price or the contract price therefor;

(n) Area of Mutual Interest: None of the Lands are subject to an agreement which provides for an area of mutual interest, except as specifically identified in Schedule "A";

(o) Quiet Enjoyment: Subject at all times to the Vendor's other representations and warranties made pursuant to this Clause, the Permitted Encumbrances and the satisfaction of the obligations required to maintain the Leases in good standing by the applicable lessees, the Purchaser may, for the residue of the term of the Leases, take possession of and utilize the Assets for the Purchaser's own use and benefit without any interruption by the Vendor or any other person claiming by, through or under the Vendor;

(p) Payment Of Costs, Royalties And Taxes: All royalties and all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the Vendor's ownership of the Assets, the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom and operating or capital costs or expenses that are payable by the Vendor and which accrued prior to the Effective Date have been properly and fully paid and discharged (or will be paid and discharged after Closing in the manner and at the time prescribed by the Leases and the Regulations);

(q) Encumbrances: Other than the Permitted Encumbrances, the Vendor has not alienated or encumbered the Assets and has not committed and is not aware of there having been committed any act or omission whereby its interest in any of the Assets could be cancelled or terminated, and the Assets are free and clear of any and all liens, mortgages, pledges, claims, options, encumbrances, overriding royalties, net profits interests and other Encumbrances created by, through or under the Vendor, or of which the Vendor is otherwise aware, other than the Permitted Encumbrances;

(r) No Reduction: Except as set out in Schedule "A", the interests of the Vendor in the Assets are not subject to reduction on payout of a well or otherwise, or subject to modification in size or nature by virtue of any right or interest granted by, through or under the Vendor or of which the Vendor is otherwise aware;

(s) Environmental Matters: The Vendor is not aware of and has not received:

(i) any orders or directives under the Regulations which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii) any demand or notice issued under the Regulations with respect to the breach of any environmental, health or safety law applicable to the Assets, including, without limitation, any Regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date;

and the Vendor has, prior to the execution of this Agreement, made available to the Purchaser or its representatives all reports in the possession of the Vendor with respect to the environmental condition of the Assets.

(t) Authorized Expenditures There are no outstanding authorizations for expenditure approved by the Vendor or outstanding financial commitments made by Vendor respecting the Assets, pursuant to which expenditures are or may be required by the Purchaser as a result of the acquisition of the Assets or in respect of which any amount is outstanding, other than as disclosed in Schedule "D".

6.2 Purchaser's Representations and Warranties

Purchaser represents and warrants to the Vendor that:

(a) Standing: It is a corporation, duly organized, valid and subsisting under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the jurisdiction in which the Lands are located;

(b) Requisite Authority: It has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and execute and deliver the Note, and to perform the obligations to which it thereby becomes subject;

(c) No Conflict: The execution and delivery of this Agreement and the Note and the completion of the purchase of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i) any term or provision of its charter, by-laws or other governing documents; or

(ii) the Regulations or any judicial order, award, judgment or decree applicable to it.

(d) Execution And Enforceability: It has taken all actions necessary to authorize the execution and delivery of this Agreement and, as of the Closing Date, then it shall have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by it, and this Agreement and all other documents executed and delivered on its behalf hereunder shall constitute valid and binding obligations of Purchaser;

(e) No Sales Commission: It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions herein for which the Vendor shall have any responsibility.

6.3 Survival Of Representations And Warranties

The representations and warranties in Clauses 6.1 and 6.2 are true as of the date hereof and shall continue to be true on the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for a period of eighteen (18) months, for the benefit of the Party for which such representations and warranties were made. However, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such eighteen (18) month period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

6.4 No Merger

The representations and warranties in Clauses 6.1 and 6.2 shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from the Vendor to the Purchaser. There shall not be any merger of any of such representations or warranties in such assignments, conveyances, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

6.5 No Additional Representations Or Warranties By Vendor

(a) The Vendor makes no representations or warranties to the Purchaser in addition to those expressly enumerated in Clause 6.1. Except and to the extent provided in Clause 6.1, the Vendor does not warrant title to the Assets or make representations or warranties with respect to:

(i) the quantity, quality or recoverability of Petroleum Substances respecting the Lands;

(ii) any estimates of the value of the Assets or the revenues applicable to future production from the Lands;

(iii) any engineering, geological or other interpretations or economic evaluations respecting the Assets;

(iv) the rates of production of Petroleum Substances from the Lands;

(v) the quality, condition or serviceability of the Assets; or

(vi) the suitability of the use of the Assets for any purpose, or

(vii) its title to the Assets.

The Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation, verification and inspection of the Vendor's interests in the Assets and the state and condition thereof and that, except for the representations and warranties of the Vendor in Clause 6.1, the Purchaser has relied on such investigation, analysis, evaluation, verification and inspection as to its assessment of the condition (environmental or otherwise), quantum and value of the Assets.

(b) Except with respect to the representations and warranties in Clause 6.1 or in the event of fraud, the Purchaser forever releases and discharges the Vendor and its directors, officers, servants, agents and employees from any claims and all liability to the Purchaser, whether in tort or contract, as a result of the use or reliance upon advice, information or materials pertaining to the Assets which was delivered or made available to the Purchaser by the Vendor or its directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for the Vendor, or otherwise in the Vendor's possession. The Purchaser shall be deemed irrefutably and conclusively to have relied upon the representations and warranties in Clause 6.1, notwithstanding any other provision of this Agreement and notwithstanding the occurrence of Closing or the receipt of any certificates at Closing, or any investigations it may have conducted prior to Closing. Furthermore, after Closing, the definition of "Permitted Encumbrances" shall be deemed to have been amended so as to delete paragraph (xi) thereof notwithstanding the delivery at Closing of the documents referred to Clause 8.1(f).

7.0 TITLE REVIEW AND RIGHTS OF FIRST REFUSAL

7.1 Title Defects

(a) The Purchaser shall conduct its review of the Vendor's title to the Assets with reasonable diligence. Not later than Closing, the Purchaser shall give the Vendor written notice of the Title Defects which the Purchaser does not waive. Such notice shall specify such Title Defects in reasonable detail, the Assets directly affected thereby and the Purchaser's requirements for the rectification or curing thereof. The Vendor shall thereupon diligently make reasonable efforts to cure such Title Defects not later than the Closing Date.

(b) Insofar as the Title Defects described in the Purchaser's notice have not been cured to the Purchaser's reasonable satisfaction, the Purchaser may elect, at or before the Closing Date by written notice to the Vendor, to do one of the following:

(i) delay the Closing Date to such later date as is agreed by the Parties, so as to provide the Vendor with additional time to cure the remaining Title Defects;

(ii) waive such uncured Title Defects and proceed with Closing; or

(iii) terminate this Agreement, if the value of the Assets has been reduced by more than ten (10%) percent of the Purchase Price as a result the Title Defects.

Termination of this Agreement shall be the Purchaser's sole remedy for any Title Defect referred to in Purchaser's notice of Title Defects issued pursuant to Subclause A. Any dispute with respect to the reduction in the value of the Assets as a result of the Title Defect shall be resolved by arbitration by a single arbitrator pursuant to the Arbitration Act (Alberta). The decision of the arbitrator shall be final and binding upon the Parties, and if the decision of the arbitrator is in favour of the Vendor, Closing shall, subject to the other provisions of the Agreement, occur on the third business day after the decision of the arbitrator is rendered.

8.0 Conditions For Benefit

8.1 Conditions For Benefit Of Purchaser

The obligation of the Purchaser to complete the purchase hereunder is subject to the following conditions precedent:

    No Substantial Damage: There shall have been no physical damage to any of the Assets between the Effective Date and the Closing Date which, in the Purchaser's reasonable opinion would materially and adversely affect the value of the Assets, except and to the extent approved in writing by the Purchaser or to the extent that such damage is covered by insurance and the insurance proceeds are assigned to the Purchaser.

    Availability Of Documents: The Vendor shall have provided the the Purchaser with reasonable access to the Vendor's records and documents pertaining to the Asset pursuant to Article VII, in order to confirm the Vendor's title to the Assets;

    Material Compliance By Vendor: The Vendor shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

    Representations Correct: Each of the covenants, representations and warranties contained in Clause 6.1 shall be true and correct in all material respects as of the Closing Date, and the Vendor shall have delivered to the Purchaser a certificate of a senior officer of the Vendor, in the form of Schedule "C" dated as of the Closing Date, to that effect,

    Delivery of Documents: The Vendor shall have delivered to the Purchaser one copy of the documents described in paragraphs 3.3(a)(i),(ii),(iii) and (v) and shall have delivered the documents described in Paragraph 3.3(a)(iv).

    Releases and Discharges: The Vendor shall have delivered to the Purchaser releases of security or other evidence satisfactory to the Purchaser, acting reasonably, confirming that all secured creditors of the Vendor holding security interests in the Assets have discharged their security or claim no security interest in the Assets.

    Regulatory Approvals: All regulatory approvals required to be obtained, by the Purchaser in order for the Purchaser to purchase the Assets, shall have been obtained.

    Environmental Audit: The Purchaser shall have had the opportunity to conduct an environmental audit or inspection of the Assets and shall be satisfied with the results of such inspection. Such inspection shall be concluded on or before the Closing Date.

8.2 Conditions For Benefit Of Vendor

The obligation of the Vendor to complete the sale is subject to the following conditions precedent:

(a) Material Compliance By Purchaser: The Purchaser shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

(b) Certificate That Representations Are Correct: The Purchaser shall have delivered to the Vendor a certificate of a senior officer of the Purchaser, in the form of Schedule "C-2" dated as of the Closing Date, to the effect that each of the covenants, representations and warranties contained in Clause 6.2 is, as of the Closing Date, true and correct in all material respects, except for those changes thereto which necessarily arise as a consequence of the operation of the provisions of this Agreement, as specifically provided herein;

(c) Delivery Of Documents: The Purchaser shall have executed and delivered to the Vendor one copy of the documents which are to be provided by the Purchaser pursuant to Paragraphs 3.3(b)(ii), (iii), (iv); and

(d) Payment of Purchase Price: The Purchaser shall have tendered to the Vendor the applicable goods and services tax and interest in the manner provided for in Clause 2.3.

8.3 Waiver Of Conditions

The conditions in Clauses 8.1 and 8.2 are for the sole benefit of the Purchaser and the Vendor respectively. The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party, without prejudice to any of the rights of the Party waiving such condition, including, without limitation, reliance on or enforcement of the representations, warranties or covenants re preserved and pertain to conditions similar to the condition so waived. However, neither the Purchaser nor the Vendor may waive the existence and operation of any preferential right of a third party to purchase any of the Assets or, without the concurrence of the other, any required consent of a third party to the Vendor's disposition of any of the Assets.

8.4 Failure To Satisfy Conditions

In the event any of the conditions in Clauses 8.1 or 8.2 has not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may terminate this Agreement by written notice to the other Party. However, a Party may not terminate this Agreement in such manner after Closing.

8.5 Parties To Exercise Diligence With Respect To Conditions

Each Party shall proceed diligently, honestly and in good faith and use all reasonable efforts with respect to all matters within its control to satisfy the conditions referred to in Clauses 8.1 and 8.2.

9.0 DEFAULT

9.1 Remedies Of Injured Party

If a Party (hereinafter referred to as "the Defaulting Party") fails to comply with any of the terms and conditions of this Agreement such that Closing does not occur, the other Party (hereinafter referred to as "the Injured Party") may, by notice to the Defaulting Party, elect to:

    treat this Agreement as terminated by reason of the non-fulfillment of the Defaulting Party's obligations and, if the Injured Party so decides, pursue a claim for damages; or

    continue to treat the Agreement as binding and enforceable, pending resolution of the default by agreement of the Parties or by a court of competent jurisdiction.

However, the Injured Party shall be deemed to be treating the Agreement as binding and enforceable, unless and until it specifically elects in writing to pursue the alternative in Paragraph (a) of this Clause.

9.2 Interest Accrues On Amounts Owing

Any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid shall bear compound interest, as computed monthly, from the day such amount was due to be paid until the day such amount was paid, at the Prime Rate, regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder. If the Vendor receives any money after Closing which is attributable to Petroleum Substances produced after the Effective Date, it shall promptly remt such money to the Purchaser. Any money received and not remitted within 10 days after receipt shall bear interest at the Prime Rate from the date of receipt until the date of payment to the Purchaser.

10.0 LIABILITY AND INDEMNIFICATION

10.1 Responsibility of Vendor

Provided that Closing has occurred, the Vendor shall:

    be liable to the Purchaser for all losses, costs, damages and expenses whatsoever which the Purchaser may suffer, sustain, pay or incur; and

    indemnify and save the Purchaser and its directors, officers, servants, agents, consultants and employees harmless from and against all losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents, consultants or employees or which they may sustain, pay or incur.

as a result of the breach or inaccuracy of any representation, warranty or covenant of the Vendor contained herein, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same are either reimbursed (or reimbursable) by insurance maintained by the Purchaser or are caused by the gross negligence or willful misconduct of the Purchaser, its directors, officers, servants, agents, employees or assigns. Notwithstanding any provision herein, the liability of the Vendor and the indemnity hereby granted by the Vendor to the Purchaser shall only apply with respect to claims made within eighteen (18) months following the Closing Date.

10.2 Responsibility Of Purchaser

Provided that Closing has occurred, and subject to Clause 4.2 Purchaser shall assume all of the Vendor's liabilities and obligations, under contracts to which they are made parties or which are assigned to them by virtue of documents delivered at Closing arising after the Effective Date in respect to the Assets and shall,

(a) be liable to the Vendor for all losses, costs, damages and expenses whatsoever which the Vendor may suffer, sustain, pay or incur; and

(b) indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring subsequent to the Effective Date, except any losses, costs, damages, expense, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Vendor or arise as a result from or are caused by the gross negligence or willful misconduct of the Vendor, it's directors, officers, servants, agents, employees or assigns, or the breach of inaccuracy of any of the Vendor's representations and warranties in Clause 6.1 (and without regard to the time limit set out in Clause 6.3). The responsibility prescribed by this Clause, however, does not provide either an extension of any representation or warranty contained in Clause 6.2 or an additional remedy for breach of such a representation or warranty. Nothing contained in this Clause shall relieve the Vendor from any liability arising as a result of a breach of any representation or warranty contained in Clause 6.1.

10.3 Limit On Vendor's Responsibility

In no event shall the total of the liabilities and indemnities of the Vendor under this Agreement, including, without limitation, any claims relating to its representations and warranties, exceed the Purchase Price of the value of the Shares.

10.4 Assets Acquired On "As Is" Basis

Notwithstanding the foregoing provisions of this Article, but subject to the other provisions of this Agreement, the Purchaser acknowledges that it is acquiring the Assets on an "as is" basis, as of the Effective Date. The Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Vendor has provided the Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of the Purchaser (insofar as the Vendor could reasonably provide such access) and that the Purchaser is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Clause 6.1. Provided that Closing has occurred, Purchaser further agrees that, as of the Effective Date, it shall:

(a) be solely liable and responsible for any and all losses, costs, damages and expenses (in this Clause, "Losses") which the Vendor may suffer, sustain, pay or incur; and

(b) indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever (in this Clause, "Claims") which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with any environmental damage pertaining to or resulting from the Assets or the operation thereof, or any of them to the extent that the Losses or Claims accrue on or after the Effective Date (but regardless of the date on which the environmental damage occurred) including, without limitation, damage from or removal of hazardous or toxic substances, cleanup, well abandonment, decommissioning and reclamation and, as between the Vendor, on the one hand, and Purchaser on the other hand, Purchaser shall be solely responsible for all such Losses and Claims relating to environmental damage. Nothing contained in this Clause shall relieve the Vendor from any liability arising as a result of a breach of any representation or warranty contained in Clause 6.1.

10.5 No Merger Of Legal Responsibilities

The liabilities and indemnities created in this Article shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying any of the Assets from the Vendor to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, the Regulations or any rule of law or equity to the contrary, and all such rules are hereby waived.

10.6 Substitution And Subrogation

Insofar as is possible, each Party shall have full rights of substitution and subrogation in and to all covenants, representations and warranties by others previously given or made in respect of the Assets or any of them.

10.7 Responsibility Extends To Legal Costs

Notwithstanding any provision to the contrary contained in this Article, references to costs in the liability and indemnification obligations prescribed by Clauses 10.1, 10.2 and 10.4 shall be deemed to include reasonable legal costs on a solicitor-client basis.

12.0 WAIVER

12.1 Waiver Must Be In Writing

No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not be limited or affect any rights with respect to any other or future breach.

13.0 ASSIGNMENT

13.1 Assignments Before Closing

Neither Party may assign its interest in or under this Agreement without the prior written consent of the other Party. No assignment, transfer or other disposition of this Agreement or all or any portion of the Assets by the Purchaser after Closing shall relieve the Purchaser from its obligations to the Vendor herein. The Vendor shall have the option to claim payment or performance of such obligations from Purchaser or it's assignee's or transferee's, and to bring proceedings in the event of default against it.

14.0 NOTICE

14.1 Service of Notice

Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

(a) personally, by delivering the notice to the Party on which it is to be served at that Party's address for service. Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta. If a notice is not delivered on such a day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first business day next following the time of the delivery; or

(b) by telecopier (or by any other like method by which a written message may be sent) directed to the Party on which it is to be served at the Party's address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta or at the commencement of the next ensuing business day following transmission if such notice is not received during such normal business hours.

14.2 Addresses For Notices

The address for service of notices hereunder of each of the Parties shall be as follows:

VENDOR:

Terra Nostra Technology Ltd.
2160 Rue de la Montagne
Montreal, Quebec
Attention: Regis Bosse, President

PURCHASER:

Capital Reserve Canada Ltd.
1530 - 9th Avenue SE
Calgary, Alberta T2G 0T7

Attention: W. Scott Lawler, Secretary/Treasurer

FACT:

FACT Corporation
1530-9th Ave SE
Calgary, Alberta T2G 0T7

Attention: J. Danforth, President

14.3 Right To Change Address

A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

15.0 MISCELLANEOUS PROVISIONS

15.1 Further Assurances

At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfill their respective obligations under this Agreement. The Vendor shall cooperate with the Purchaser as reasonably required to secure execution by third parties of the documents referred to in Paragraph 3.3(a)(ii)

15.2 Governing Law

This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province in Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

15.3 Time

Time shall be of the essence in this Agreement.

15.4 No Amendment Except In Writing

Subject to Clause 14.3, this Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.

15.5 Consequences of Termination

If this Agreement is terminated in accordance with its terms prior to Closing, then except for the provisions of Articles X and XI and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, the Purchaser shall promptly return to the Vendor all materials delivered to the Purchaser by the Vendor hereunder, together with all copies that may have been made by or for the Purchaser.

15.6 Supersedes Earlier Agreements

This Agreement supersedes all other agreements between the Parties with respect to the Assets and expresses the entire agreement of the Parties with respect to the transactions contained herein.

15.7 Enurement

Subject to the provisions of Article XVI, this Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

15.8 Counterpart Execution

This Agreement may be executed in counterpart and when each counterpart has been executed and delivered, this Agreement shall be binding on the parties.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

Capital Reserve Canada Ltd.

Per: /s/ Desmond Smith
Desmond Smith, President & Director

Terra Nostra Technology Ltd.

Per: /s/ Regis Bosse
Regis Bosse, President & Director

FACT Corporation

Per: /s/ Jacqueline Danforth
Jacqueline Danforth, President & Director

SCHEDULE "A"

Attached to and made part of Agreement of Purchase and Sale dated June 15, 2003 between Capital Reserve Canada Ltd. and Terra Nostra Technology Ltd. and FACT Corporation
LEASE NO.	LEASE NAME	LEASE DESCRIPTION	LEASE DATE/EXP.	GROSS ACRES	NET ACRES
INDIAN CREEK	MONT-2387.A	T. 13 N., R. 35 E.	9/8/08	19.2
	JOSEPHINE MELLGREN	SEC. 17: NE4			.58
		SEC. 19: NE4, N2SE4
		SEC. 20: N2NE4

INDIAN CREEK	MONT-2387.B	SAME AS ABOVE	9/8/08
	GERALD MEADE ET UX				.16

INDIAN CREEK	MONT-2387.C	SAME AS ABOVE	9/8/08		.16
	JOSEPH H. BROUGH

INDIAN CREEK	MONT-2387.D	SAME AS ABOVE			.64
	VIGDIS HELBAK & S. UELAND		9/8/08

INDIAN CREEK	MONT-2387.E	SAME AS ABOVE	9/8/08		.58
	AM. CANCER SOCIETY

INDIAN CREEK	MONT-2387.F	SAME AS ABOVE	9/8/08		.29
	MONT. SCH. FOR DEAF

INDIAN CREEK	MONT-2387.G	SAME AS ABOVE	9/8/08		.29
	ROSANNE HOVE (MELLGREN)

INDIAN CREEK	MONT-2390	T. 13 N., R. 34 E.	4/10/06	31.5	4.2
	JOSEPHINE R. FIELDER	SEC. 31: LOTS 1,2,3,4 (ALL)
		T. 12 N., R. 34 E.
		SEC. 5: LOTS 1,2,3,4,5,6,7,8,9,10,11,12,13,14

INDIAN CREEK	MONT-2390.1	SAME AS ABOVE	4/10/06		4.2
	RICHARD R. RODGERS
INDIAN CREEK	MONT-2390.2	SAME AS ABOVE	4/10/06		1.7
	GLADYS I. BUCK CORLEW
INDIAN CREEK	MONT-2390.3	SAME AS ABOVE	4/10/06		.7
	IRIS J. BUCK
INDIAN CREEK	MONT-2390.4	SAME AS ABOVE	4/10/06		.7
	BEVERLEE JULIAN
INDIAN CREEK	MONT-2390.5	SAME AS ABOVE	4/10/06		.35
	JEANNE BATROOT
INDIAN CREEK	MONT-2390.6	SAME AS ABOVE	4/10/06		.7
	RAYMOND L. CHANEY
INDIAN CREEK	MONT-2390.7	SAME AS ABOVE	4/10/06		.35
	LORRAINE SHULTZ
INDIAN CREEK	MONT-2390.8	SAME AS ABOVE	4/10/06		.7
	KARL H. SCHRAM
INDIAN CREEK	MONT-2390.9	SAME AS ABOVE	4/10/06		3.5
	LUCILLE M. BUCK
INDIAN CREEK	MONT-2390.10	SAME AS ABOVE	7/14/06		2.8
	JUANITA SEIDL
INDIAN CREEK	MONT-2390.11	SAME AS ABOVE	7/14/06		2.8
	PAM RILEY

INDIAN CREEK	MONT-2392.A	T. 13 N., R. 35 E.		11.2	.2
	JAMES A. MUNRO	SEC. 17: NW4NW4, NW4SW4, SE4SE4	9/8/08
		SEC. 19: LOTS 1,3, SW4SE4
		SEC. 20: SE4NE4

INDIAN CREEK	MONT-2392.B	SAME AS ABOVE			.2
	PAULINE J. MUNRO		9/8/08

INDIAN CREEK	MONT-2392.C	SAME AS ABOVE			.2
	MARY MUNRO		9/8/08

INDIAN CREEK	MONT-2401	T. 13 N., R. 33 E.	6/4/06	25.6	25.6
	ST. 32,090-96	SEC. 36: ALL

INDIAN CREEK	MONT-2402	T. 13 N., R. 34 E.	10/30/06	38.4	9.6
	LOUISE R. GALT	SEC 26: W2
		SEC 29: ALL

INDIAN CREEK	MONT-2402.2A	SAME AS ABOVE	1/10/06		1.9
	CHARLES LEWIS CHAPMAN

INDIAN CREEK	MONT-2402.3A	SAME AS ABOVE	2/18/06		3.2
	MYRTLE DELL ESPY NABZESKA

INDIAN CREEK	MONT-2402.4A	SAME AS ABOVE	2/14/06		3.2
	KATHRYN ESPY GLOVER

INDIAN CREEK	MONT-2402.5A	SAME AS ABOVE	12/14/05		3.2
	DIANE GLOVER BRUSCAS

INDIAN CREEK	MONT-2402.6A	SAME AS ABOVE	11/21/05		5.1
	BARBARA J. DENNISON

INDIAN CREEK	MONT-2402.B	T. 13 N., R. 34 E.	1/7/04	12.8	1.7
	MAIDETTE SMITH TR.	SEC. 26: W2

INDIAN CREEK	MONT-2402.C	T. 13 N., R. 34 E.	1/7/04	25.6	3.5
	MAIDETTE SMITH TR.	SEC. 29: ALL

INDIAN CREEK	MONT-2403	T. 13 N., R. 34 E.	3/4/07	12.8	12.8
	ST. 32,313-97	SEC. 26: E2

			Total:	177.1	95.8

28 to 31

Kejr Leases - Lease Description

Washington County, Colorado

1. Identification and Lands Subject to this Agreement, "Contract Area".

Township 2 South, Range 56 West
Section 2: S/2
Section 10: E/2
Section 11: S/2
Section 14: W/2

2. Restrictions to Depths: None

3. Percentage Interests of the Parties in the Contract Area:
Bataa Oil, Inc. - 25%
 Azalea Oil Co. LLC - 25%
 Texas T Petroleum Ltd. - 20%
 Richard K. and Anita K. Knight - 10%
 James and Victoria Wise - 10%
 Renegade Recreational Rentals Inc. d.b.a. Buccaneer Holdings Inc. - 10%

4. Oil and Gas Leases Subject to this Agreement:

Lessor: Kejr Foundation, Inc.
Lessee: Azalea Oil Company, LLC
Dated: January 15, 1996
Description: Township 2 South, Range 56 West
 Section 11: S/2
Recorded: BK 938, pg 322

 SCHEDULE "B"

Attached to and made part of Agreement of Purchase and Sale dated 15th of June, 2003 between Capital Reserve Canada Ltd. and Terra Nostra Resources Ltd. and FACT Corporation

CONVEYANCE

THIS AGREEMENT made this day of 15 June 2003.

BETWEEN:

CAPITAL RESERVE CANADA LTD., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

OF THE FIRST PART

- and -

TERRA NOSTRA TECHNOLOGY LTD. a body corporate having an office in the City of Montreal, in the Province of Quebec (hereinafter called the "Vendor")

OF THE SECOND PART

WHEREAS the Vendor has agreed to sell and convey the Assets to the Purchaser and the Purchaser has agreed to purchase and receive the Assets from the Vendor;

NOW THEREFORE for the consideration provided in the Agreement of Purchase and Sale and in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the parties hereto covenant and agree as follows:

1. DEFINITIONS

In this Agreement, including the premises hereto:

(a) "Sale Agreement" means the agreement entitled "Agreement of Purchase and Sale", dated the 15th day of June 2003, and made between the Vendor, as vendor, and the Purchaser as purchaser.

In addition, all undefined terms used herein shall have the meaning ascribed thereto in the Sale Agreement.

2. EFFECTIVE TIME

This conveyance shall be effective as of the Effective Date.

3. CONVEYANCE

The Vendor, pursuant to and for the consideration provided for in the Sale Agreement, the receipt and sufficiency of such consideration being hereby acknowledged by the Vendor, hereby sells, assigns, transfers, conveys and sets over to the Purchaser the entire right, title, estate and interest of the Vendor in and to the Assets, to have and to hold the same absolutely together with all benefit and advantage to be derived therefrom and subject to the performance and observance of all obligations and burdens associated therewith.

4. SUBORDINATE DOCUMENT

This Agreement is executed and delivered by the parties hereto pursuant to and for the purposes of the provisions of the Sale Agreement and the provisions of the Sale Agreement shall prevail and govern in the event of a conflict between the provisions of the Sale Agreement and this Agreement.

5. ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of each of the parties hereto and their respective trustees, receivers, receiver-managers, successors and assigns.

6. FURTHER ASSURANCES

Each party hereto will, from time to time and at all times hereafter, at the request of the other party but without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms hereof.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

CAPITAL RESERVE CANADA LTD.

Per: /s/ Desmond Smith
 Desmond Smith, President/Director

TERRA NOSTRA TECHNOLOGY LTD.

Per: /s/ Richard St. Julien
 Richard St. Julien, Director

SCHEDULE "C-1"

Attached to and made part of Agreement of Purchase and Sale date 15th June 2003 between Capital Reserve Canada Ltd. and Terra Nostra Technology Ltd. and FACT Corporation

OFFICER'S CERTIFICATE

To: Capital Reserve Canada Ltd. and FACT Corporation

The undersigned hereby certifies that:

1. I am a Director of Terra Nostra Technology Ltd.

2. All of the covenants, representations and warranties contained in Clause 6.1 of the Agreement of Purchase and Sale dated as of the 15th day of June, 2003, between Capital Reserve Canada Ltd. and Terra Nostra Resources Ltd. and FACT Corporation (the "Agreement") are true and correct in all material respects as of the date hereof, except for those changes thereto which necessarily arise as a consequence of the operation of the provisions of the Agreement as specifically provided therein.

This Certificate is given in my capacity as an officer of Terra Nostra Technology Ltd. and I assume no personal liability for the statements contained herein.

Dated this 15th day of June, 2003

/s/ Regis Bosse
Regis Bosse, President & Director

SCHEDULE "C-2"

Attached to and made part of Agreement of Purchase and Sale date 15th of June, 2003 between Capital Reserve Canada Ltd. and Terra Nostra Resources Ltd. and FACT Corporation

OFFICER'S CERTIFICATE

To: Terra Nostra Technology Ltd. and FACT Corporation

The undersigned hereby certifies that:

1. I am the President of Capital Reserve Canada Ltd.

2. All of the covenants, representations and warranties contained in Clause 6.2 of the Agreement of Purchase and Sale dated as of the 15th day of June, 2003, between Capital Reserve Canada Ltd. and Terra Nostra Resources Ltd. and FACT Corporation (the "Agreement") are true and correct in all material respects as of the date hereof, except for those changes thereto which necessarily arise as a consequence of the operation of the provisions of the Agreement as specifically provided therein.

This Certificate is given in my capacity as an officer of Capital Reserve Canada Ltd. and I assume no personal liability for the statements contained herein.

Dated this 15th day of June, 2003

/s/ N. Desmond Smith
N. Desmond Smith, President/Director

SCHEDULE "D"

Attached to and made part of Agreement of Purchase and Sale dated 15th June, 2003 between Capital Reserve Canada Ltd. and Terra Nostra Resources Ltd. and FACT Corporation

There is an outstanding Approval for Expenditures of $9,000.00US on the Montana Leases